PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sigma Labs, Inc.

Santa Fe, New Mexico

We hereby consent to the incorporation by reference on Form S-3 of Sigma Labs, Inc. dated June 1, 2018 of our report dated March 31, 2017 relating to our audit of the consolidated financial statements of Sigma Labs, Inc. as of December 31, 2016, which report is included in the Annual Report on Form 10-K of Sigma Labs, Inc. for the year ended December 31, 2017.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.
Farmington, Utah
June 1, 2018